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                                                                   EXHIBIT 10.40

THIS DESIGN AND CONSTRUCTION CONTRACT (hereinafter referred to as "Contract") is made and entered this 01st day of December, 1995, by and between ESMOR CORRECTIONAL SERVICES, INC., located at 1819 Main Street, Suite 1000, Sarasota, Florida 34236, (hereinafter referred to as "CONTRACTOR"), the FLORIDA CORRECTIONAL FINANCE CORPORATION, located at 4030 Esplanade Way, Suite 315, Tallahassee, Florida 32399-0950 (hereinafter referred to as "CORPORATION") and the STATE OF FLORIDA, CORRECTIONAL PRIVATIZATION COMMISSION, located at the Office of the Executive Director; Building 4030, Suite 315; 4050 Esplanade Way; Tallahassee, Florida 32399-0950 (hereinafter referred to as the "COMMISSION").

                                  WITNESSETH:

WHEREAS, the CORPORATION, the COMMISSION and FIRST UNION NATIONAL BANK OF FLORIDA (hereinafter referred to as the "TRUSTEE") intend to issue Certificates of Participation to finance the acquisition, design, and construction of a 350-bed, secure correctional facility for Youthful Offenders between the ages of 14-18 years old to be located in Pahokee, Florida (hereinafter referred to as the "Project");

WHEREAS, CONTRACTOR has agreed to design and construct the Project;

WHEREAS, the COMMISSION has found that CONTRACTOR meets the qualifications of
Section 957.04, Florida Statutes, and has the requisite:

(a) Qualifications, experience and management personnel necessary to carry out the terms of this Contract;

(b) The ability to expedite the siting, design and construction of correctional facilities, including the proposed correctional facility; and

(c) The ability to comply with applicable laws, court orders and national correctional standards.

NOW, THEREFORE, for and in consideration of the premise and the mutual covenants hereinafter contained, and subject to the conditions herein set forth, the parties do hereby covenant, agree, and bind themselves as follows:





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                                   ARTICLE I
                                  DEFINITIONS

For the purposes hereof, the following terms shall have the meanings stated in this Article I, except as otherwise expressly provided or unless the context otherwise requires:

ACA Standards means the Standards for Adult Correctional Institutions (Third Edition, January 1990, as the same may be modified, amended, or supplemented in the future) published by the American Correctional Association.

Application for Payment means the form to be submitted by CONTRACTOR as described in Article 7.02 hereof.

Architect/Engineer or A/E means the design professional COMMISSIONed by the CONTRACTOR and approved by the COMMISSION.

Authorized Representative means any Person(s) at the time designated as such in writing by any party hereto and furnished to the other party with respect to matters covered hereby. In the case of CONTRACTOR, such designation shall be signed by the President or Vice President of the CONTRACTORS. In the case of the COMMISSION, its initial authorized representative(s) is the Chairperson of the COMMISSION. In the case of the CORPORATION, its initial authorized representative(s) for the purposes hereof is the President of the Corporation. At any time, CONTRACTOR, the COMMISSION or the CORPORATION may designate any other Person(s) as its Authorized Representative(s) by delivering to the other parties a written designation signed in the case of CONTRACTOR, by CONTRACTOR's President, or in the case of the COMMISSION and the CORPORATION, the Director of that entity. Such designation shall remain effective until a new written instrument is filed with or actual notice is given to the other party that such designation has been revoked.

Certificate for Payment means the form to be submitted by A/E to TRUSTEE, as described in Article 7.02 hereof.

Change means any addition to, deletion from, or modification of the Project or the Services that is made in accordance with the provisions of Article VIII hereof made by Change Order or Construction Change Directive.





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Claim means a demand or assertion by a party hereto seeking, as a matter of right, adjustment or interpretation of contract terms, payment of money, extension of time or other relief with respect to the terms hereof, including any disputes or matters in question arising out of or related to the Contract Documents which pertain to the requested relief hereunder, as described in this sentence. All Claims must be made in writing, and the party making any such Claims shall be responsible for substantiating same, and for making such Claims in a timely manner as they arise.

Construction or Project Fund means the fund containing the financing proceeds held by the TRUSTEE pursuant to the Indenture for the purpose of funding the development of the Project.

Construction Schedule means, as to the Project, the schedule of performance measures and benchmarks or milestones for construction of such Project, which is set forth in Exhibit A attached hereto.

Contract Documents means this Contract, the Plans, Specifications and Related Construction Documents, together with the Request for Proposals issued by the COMMISSION and the CONTRACTOR's response thereto, all of which documents are attached hereto by reference and become a part hereof.

Contract Price means all costs for services for the Project, and any enlargements, improvements or extensions thereof or additions thereto, whether incurred prior to or after the date of this Contract and, without limiting the generality of the foregoing, shall include:

(a) The cost of the construction of all buildings and structures to be used as or in conjunction with such Project;

(b) The cost of site preparation, including the cost of demolishing or removing any buildings or structures, the removal of which is necessary or incident to providing such Project;

(c) The cost of architectural, engineering, legal, accounting and related services including the cost of preparation of plans, specifications, studies, surveys, inspection, estimates of cost and/or revenue;

(d) Costs incurred in connection with carrying out any inspections required or made pursuant to statute, rule, or agreement of the parties; and

(e) The cost of all machinery, equipment, furnishings, and facilities necessary or incident to the equipping of each Project so that it may be placed in operations.

For purposes of this contract, the Contract Price is established in the amount of $14,891,061.00.





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Corporation or Issuer means the Florida Correctional Finance Corporation.

Effective Date means the date specified as such in Article 2.01 hereof.

Event of Default means any of the event or circumstances described in Section
12.01 with respect to CONTRACTOR or Article 12.03 with respect to the COMMISSION.

Final Acceptance/Completion means, as to the Project, the Date as of which the Project is accepted in accordance with Article 9.03, hereof.

Indenture means that certain Trust Indenture, dated December 01, 1995, between the CORPORATION and the TRUSTEE and accepted by the COMMISSION.

Minimum Standards means all local, state and federal regulations, codes, laws, requirements, or ACA Standards and court orders applicable to the Project.

Payments means the installments of the Contract Price agreed to be paid to CONTRACTOR, in accordance with the Schedule of Values required in Article VII hereof.

Person means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

Plans and Specifications means the surveys, plans and specifications prepared for the Project having been accepted in writing by the COMMISSION, and which are made a part hereof by reference.

Project means the 350-bed, secure correctional facility for Youthful Offenders between the ages of 14-18 years old to be constructed by CONTRACTOR in Pahokee, Florida, in accordance with the Plans and Specifications and the terms hereof.

Project Inspector means an individual or firm hired and compensated by the COMMISSION to provide independent Project oversight for the COMMISSION.

Punchlist Items means a list of items of work to be completed and deficiencies to be corrected, which items shall not affect the attainment of Substantial Completion. Such items must be complete before Final Acceptance can take place.





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RFP means the Request for Proposal issued by the COMMISSION on October 21, 1994 for the designing, financing, acquiring, leasing, constructing and operating of three facilities designed to have a capacity of up to 350-beds and house inmates sentenced or classified as Youthful Offenders within the custody of the Florida Department of Corrections under Chapter 958, F.S.

Schedule of Values means the schedule of values to be used as a basis for progress payments to be made to CONTRACTOR by TRUSTEE in accordance with
Section 6.02 of the Indenture during performance of Services, based on the then current percentage-of-progress of construction of the Project and the value assigned to the different components of construction of the Project, as set forth in EXHIBIT B attached hereto.

Scheduled Completion Date means the date on or before expiration of the time period specified in Section 6.02 hereof, and is the date by which the Project must achieve Final Acceptance by the COMMISSION.

Services means all architecture and engineering design, procurement and construction of the Project furnished by CONTRACTOR, including all labor, materials and facilities, and all other things that are required to provide for or arrange permitting for construction of the Project and construction of the Project.

State means the State of Florida.

Substantial Completion means the date jointly certified by A/E, the Project Inspector, CONTRACTOR and the COMMISSION that construction is so sufficiently complete in accordance with the Contract Documents that the Project may be utilized for its intended use, in accordance with Article IX, including that the Project is operating and ready to accept state prisoners.

Term means the duration of the Contract as specified in Article 2.01.

Trustee means First Union National Bank of Florida.

                                   ARTICLE II
                                 TERM AND SCOPE

2.01 Effective Date and Term. This Contract shall become effective upon its execution and delivery by the parties (the "Effective Date"), and shall continue in full force and effect as to Project





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until expiration of the warranty and guaranty period provided for in Section
10.1 hereof (the "Term"), unless terminated prior thereto in accordance with the provisions hereof.

2.02 Independent Contractor. For all purposes hereunder, CONTRACTOR is an independent contractor and shall not be deemed an "employee" of the COMMISSION. Neither CONTRACTOR nor any of its subcontractor, sub-subcontractors, or vendors of any tier, nor any of their employees employed at the Project shall be deemed to be agents, representatives, employees, or servants of the COMMISSION in performance hereunder.

2.03 Subcontractors and Sub-subcontractors. CONTRACTOR, may subcontract any portion of the Services to be performed hereunder, but shall not thereby be relieved of any of its obligations set forth herein. At least five (5) calendar days before the execution of any subcontract by CONTRACTOR, the COMMISSION shall receive from CONTRACTOR the name of all subcontractors. The COMMISSION may furnish CONTRACTOR with any comments with respect to any such subcontractor and may disapprove of any subcontractor within said five (5) day period, which disapproval shall be binding on CONTRACTOR. Such disapproval must not be unreasonable. CONTRACTOR shall require that each subcontractor perform its work in conformance with the Contract Documents. CONTRACTOR may not change subcontractors without the prior written approval of the COMMISSION.

                                  ARTICLE III
                                REPRESENTATIONS

3.01 Representations of Contractor. CONTRACTOR makes the following representations as the basis for undertakings hereunder:

(a) CONTRACTOR is a Corporation duly created and existing, and is qualified to do business under and pursuant to the laws of the State;

(b) CONTRACTOR has due power and authority to enter into the transactions contemplated by this Contract and to carry out its obligations hereunder;

(c) CONTRACTOR has duly authorized the execution and delivery hereof and, assuming due execution and delivery by CONTRACTOR, this Contract constitutes a legal, valid, and binding agreement of CONTRACTOR, enforceable against CONTRACTOR in accordance with its terms;

(d) The Services performed by CONTRACTOR hereunder, including, without limitation, the Plans and Specifications, shall conform with applicable ACA Standards, applicable codes and





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           standards, including but not limited to, Standard Building Code,
           Standard Mechanical Code, Standard Plumbing Code, National Fire Protection Association Electric Code 70, National Fire Protection Association Life Safety Code 101, and applicable local, state and federal laws, including, but not limited to, the laws concerning labor, equal employment, safety and minimum wages;

(e) Neither the execution and delivery of this Contract, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions hereof, conflicts with or results in a Breach of the terms, conditions, or provisions of any restriction or any agreement or instrument to which CONTRACTOR is now a party or by which it is bound, or constitutes a default under any of the foregoing; and

(f) The Contract Price established in Article 7.01 is sufficient to construct and equip the project in accordance with the Contract Documents.

3.02 Representations of the COMMISSION. The COMMISSION makes the following representations as the basis for its undertakings hereunder:

(a) The COMMISSION is authorized by proviso for line item number 1433, 1994-95 General Appropriations Act, to enter into this Agreement;

(b) The COMMISSION has duly authorized the execution and delivery hereof and, assuming due execution and delivery by the COMMISSION, the Contract constitutes a legal, valid, and binding agreement of the COMMISSION, enforceable against the COMMISSION in accordance with its terms;

(c) The COMMISSION is not in violation of any provision of any law that is in any manner material to its ability to perform its obligations hereunder; and

(d) Neither the execution and delivery of this Contract, the consummation of the transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions hereof, conflicts with or results in a Breach of the terms, conditions, or provisions of any restriction or any agreement or instrument to which the COMMISSION is now a party or by which is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge, or encumbrance whatsoever upon the Project, except as provided in the Related Documents.





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                                   ARTICLE IV
                                    SERVICES

4.01 Architectural/Engineering, (A/E). CONTRACTOR shall perform, or cause to be performed by properly registered and qualified architects and engineers all necessary professional, architectural and engineering services to design, prepare and detail the Plans and Specifications for the Project. A/E will perform the following architecture/engineering services:

(a) Design the Project so as to comply with Minimum Standards, the Request for Proposal, and CONTRACTOR's response to the proposal; provide administration of the contract for construction of the Project as described in the Contract Documents during construction and until final acceptance by the COMMISSION;

(b) Visit the Project site at intervals appropriate to the then current stage of construction in order to become generally familiar with the progress and quality of the contemplated construction work and to determine in general if the construction work is being performed in accordance with the Contract Documents;

(c) Review and approve or take other appropriate action upon submittals such as shop drawings, product data and samples, but only for the purpose of checking for conformance with information given and the design concept expressed in the Contract Documents, which reviews shall not be for the purpose of determining accuracy or completeness of any details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems;

(d) Review CONTRACTOR's Applications for Construction Payments, and based on its observations and evaluations thereof, certify the amounts due CONTRACTOR in accordance with the Schedules of Values, and issue Certificates for Construction Payment in such amounts, all as set forth in Article VII hereof; and

(e) Receive and review all written warranties and related documents required to be assembled by CONTRACTOR upon Substantial Completion, and issue a final Certificate for Construction Payment upon CONTRACTOR's compliance with the requirements of the Contract Documents, all as set forth in Article VII hereof;

A/E will not have control over or charge of, and is not responsible for, construction means, methods, techniques, sequences or procedures or for safety precautions and programs in connection with the Services. Interpretations and decisions of A/E will be consistent with the intent of, and reasonably inferable from, the Contract Documents and will be in writing or in the form of





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drawings.  Claims shall be referred initially to A/E for a decision in accordance with the provisions of Article XIV.

4.02 COMMISSION's Representative. The following duties shall be performed by a properly registered and qualified individual who is neither an employee, agent, partner or business associate of CONTRACTOR in any manner. Such individual may, at the option of the COMMISSION, be the Project Inspector. Such person shall file with the COMMISSION, prior to undertaking any of the following duties, a certificate of his independence from CONTRACTOR:

(a) Reject construction work that does not conform to the Contract Documents and, when deemed necessary or advisable, require additional inspection or testing of the construction work;

(b) Prepare Change Orders and Construction Change Directive initiated by the COMMISSION or CORPORATION;

(c) Conduct inspections to determine, in conjunction with the CONTRACTOR. A/E, the date or dates of Substantial Completion and the date of Final Completion;

(d) Interpret and decide matters concerning performance under, and requirements of, the Contract Documents upon written request of either CONTRACTOR or the COMMISSION, which interpretation and decision shall be made with reasonable promptness and within any time limits agreed upon; provided, however, that if there is no agreement concerning any such time limits, then COMMISSION's Representative shall furnish such interpretations within five (5) days after receipt of a written request therefor. Interpretations or determinations of the intent of the plans and specifications created by the A/E shall be issued only after consultation with the A/E.

The authority of the Project Inspector or COMMISSION Representative to approve change orders and to provide inspections to determine progress is specifically for the benefit of the COMMISSION, and in no way is to be interpreted as replacing the duties of the A/E as set forth in Article 4.01, above.

4.03 The Project Inspector will be the on-site Authorized Representative of the COMMISSION and the CORPORATION during construction of the Project. The Project Inspector has the authority to act on behalf of the COMMISSION and the CORPORATION to the extent provided in the Contract Documents and its agreement with the Commission. The Project Inspector, among other things, shall:





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(a)        Validate amounts owing to CONTRACTOR based on observations at the site and evaluations of the CONTRACTOR's Application for Payment;

(b)        Approve proposed Changes to the Project;

(c) Provide inspections to determine progress, the date of Substantial Completion and Final Completion;

(d) Reject construction work that does not conform to the Contract Document and, when deemed necessary or advisable, require additional inspection or testing of the construction work; and

(e) Review written warranties and other documents required to be assembled by CONTRACTOR.

The authority of the Project Inspector or COMMISSION Representative to approve change orders and to provide inspections to determine progress is specifically for the benefit of the COMMISSION, and in no way is to be interpreted as replacing the duties of the A/E as set forth in Article 4.01, above. The COMMISSION's Project Inspector will be paid from proceeds of the Certificates of Participation.

4.04 Construction. CONTRACTOR shall perform or cause to be performed, the following construction services:


(a)        Provide for permitting for construction of the Project;

(b) Provide for all construction supervision, inspection, labor, materials (unless otherwise specified all materials to be incorporated into the Project shall be new), tools, construction equipment and subcontracted items necessary for the construction and equipping of the Project in accordance with the Contract Documents, including handling and warehousing of materials, supplies and equipment;

(c) Maintain or cause to be maintained an adequate inspection system and perform or cause to be performed such inspections and testing as will ensure that construction of the Project is performed in accordance with the requirements of the Contract Documents, recording all such inspections so performed and providing a copy thereof to A/E and the Project Inspector, which the COMMISSION, or its Authorized Representatives may review at their discretion from time to time; and

(d)        Construction of the Project.





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4.05       Machinery, Equipment and Furnishings.  CONTRACTOR shall procure or cause to be procured for the Project all machinery, equipment and other furnishings and fixtures considered capital assets that are incident and related to the operation, maintenance, and administration of the Project, and which are identified as being a part of the project in CONTRACTOR's response to the RFP. Such machinery and equipment shall be included in the Construction Costs of the Project and delivered prior to Final Acceptance of the Project.
To the extent a brand, type, model number and quantity for any such capital asset was specified in the CONTRACTOR's response to the RFP submitted to the COMMISSION (and not superseded by a specification on the Plans and Specifications or this Contract), the designation in CONTRACTOR's proposal to the COMMISSION shall control. On or before Final Acceptance, CONTRACTOR and the COMMISSION or their Authorized Representatives shall jointly prepare a property inventory listing each item and noting the condition of each such item of machinery and equipment for the Project as provided by CONTRACTOR. Unless otherwise specified herein, all furniture, fixtures and equipment incorporated into the Project shall be new. The furniture, fixtures, and equipment as indicated on EXHIBIT C will be provided by CONTRACTOR, and shall be identified by location and include the quantity, description, unit cost, net cost, freight, gross cost, and depreciation and term.

4.06 Commencement of Services. CONTRACTOR shall commence performance of Services hereunder when the following conditions precedent have occurred:

(a) All necessary permits and approvals, including modification thereof, that are preconditions to commencement of construction of the Project have been issued;

(b) CONTRACTOR has furnished or caused to be furnished the certificates of insurance evidencing that CONTRACTOR has obtained or caused to be obtained the insurance required in Article XI and the RFP, as to the Project, which certificates shall contain a provision that coverage afforded under the policies will be canceled or changed until at least 30 days prior written notice has been given to CONTRACTOR, the CORPORATION and the COMMISSION;

(c) CONTRACTOR has furnished or caused to be furnished the payment and performance bonds as required by Article 11.05 and the RFP.

(d) Notwithstanding delays caused by the provisions of this Article 4.05, the date for substantial completion set forth in Article 6.02 shall not be extended.





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                                   ARTICLE V
            INFORMATION AND ITEMS TO BE FURNISHED BY THE COMMISSION

5.01 Information. The COMMISSION shall provide A/E and CONTRACTOR with all technical information relative to court orders, regulations and policy changes, of which is or may become aware, that have been or may be issued regarding the Project or are pertinent thereto, and such requirement shall be ongoing during the term hereof; provided, however, that the COMMISSION shall not have any liability nor responsibility whatever with respect to information provided to CONTRACTOR regarding design of the Project or the Plans and Specifications. The failure of the COMMISSION to provide the above information shall not relieve CONTRACTOR from its duty to construct the Project in conformance with all applicable laws, rules, regulations, applicable standard or judicial ruling.

5.02 Title and Permits. The COMMISSION shall cooperate in a reasonable and timely manner with CONTRACTOR, if necessary, for CONTRACTOR to secure, at CONTRACTOR's expense, permits, environmental permits, and licenses necessary for the engineering, procurement, construction and completion of the Project, including licenses required to permit CONTRACTOR to do business in the jurisdictions where Services are to be performed, and local building permits and licenses that are required for actual construction of the Project; any failure by the COMMISSION to cooperate in accordance with the foregoing may result only in adjustment to the Construction Schedule and not an adjustment to the Contract Price.

5.03 State Sales Tax. The parties hereto agree that the Project, as constructed in accordance with this Contract, will be subject to state and local sales taxes. The Contract Price of the Services as provided in Article
7.01 hereof includes the cost of such taxes and such costs will be paid by CONTRACTOR from said amount, it being expressly understood that neither the CORPORATION nor the COMMISSION shall have any liability with respect to the payment of such taxes.

                                   ARTICLE VI
                    CONSTRUCTION COMMENCEMENT AND MONITORING

6.01 Construction Commencement. Actual physical commencement of construction shall not occur until the CONTRACTOR has delivered to the COMMISSION the following:





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(a)        An appraisal of the project performed by a M.A.I. appraiser approved by the State of Florida Department of Environmental Protection, which appraisal must indicate a value in at least the amount indicated in the CONTRACTOR's response to the RFP;

(b) An environmental audit of the property on which the project will be built, which audit must satisfy the requirements for properties to be acquired in the name of the State of Florida;

(c) Presentation of partial construction drawings and project specifications which show to the satisfaction of the COMMISSION, that the project as designed conforms to the CONTRACTOR's response to the RFP;

(d)        The bonds required by Article 11.05 hereof;

(e) Within 30 days after the date of the COMMISSION's issuance of a Notice to Proceed, the CONTRACTOR shall prepare and submit to the Architect-Engineer a construction schedule in quadruplicate graphically depicting the activities contemplated to occur as a necessary incident to performance of the work required to complete the project, showing the sequence in which the CONTRACTOR proposes for each such activity to occur and the duration (dates of commencement and completion, respectively) of each such activity.
           An example of an acceptable form of such a construction schedule is contained in Appendix A of the Corps of Engineers' Regulation ER 1-1-11 entitled "Network Analysis System", a copy of which is available to the CONTRACTOR from the Architect/Engineers, upon request. Other forms of construction schedules, such as "Timeline", "Primavera", "Project Workbench", or "Superproject", which provide the same kind of information and employ the same basic principles as illustrated in Appendix A of the Corps of Engineers' Regulation ER 1-1-11 will be acceptable to the COMMISSION if used by the CONTRACTOR; provided, however, that the Architect-Engineer shall determine whether the construction schedule developed and submitted by the CONTRACTOR meets the requirements stated above and such determination shall be binding on the CONTRACTOR. Failure of the CONTRACTOR to develop and submit a construction schedule as aforesaid shall be sufficient grounds for the Architect-Engineer to find the CONTRACTOR in substantial default and certify to the COMMISSION that sufficient cause exists to terminate the contract or to withhold any payment; and

(f) Following development and submittal of the construction schedule as aforesaid, the CONTRACTOR shall, at the end of each calendar month occurring thereafter during the period of time required to finally complete the subject project, or at such earlier intervals as circumstances may require, update and/or revise the construction schedule to show the actual progress of the work performed and the occurrence of all events which have affected the progress of performance of the work already performed or will affect the progress of the performance of the work yet to be performed in contrast with the planned progress of





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           performance of such work, as depicted on the original construction schedule and all updates and/or revisions thereto as reflected in the updated and/or revised construction schedule last submitted prior to submittal of each such monthly update and revision. Each such update and/or revision to the construction schedule shall be submitted to the Architect/Engineer in duplicate. Failure of the CONTRACTOR to update, revise, and submit the construction schedule as aforesaid shall be sufficient grounds for the Architect-Engineer to find the CONTRACTOR in substantial default and certify to the COMMISSION that sufficient cause exists to terminate the contract or to withhold payment to the CONTRACTOR until a schedule or schedule update acceptable to the Architect-Engineer is submitted.

6.02 Completion Date. CONTRACTOR shall perform services to achieve Substantial Completion of the Project on or before 365 days after the closing of the sale of the Certificates of Participation referred to in Section II of the Trust Indenture, as same may be adjusted in accordance with the terms hereof. Within 45 days after Substantial Completion, the project shall achieve Final Completion.

6.03 ACA Standards. The design and construction of the facility shall meet the applicable standards of the American Correction Association and the requirements of all applicable court orders and state law, and the Correct Documents, including the RFP.

                                  ARTICLE VII
                                  COMPENSATION

7.01 Fixed Price. In consideration of the performance and subject to the conditions of the Agreement, CONTRACTOR shall be paid solely from the Project Fund for its services the fixed price of Fourteen Million Eight Hundred Ninety-One Thousand Sixty-One Dollars and No Cents ($14,891,061.00). The Contract Price shall be paid to CONTRACTOR in accordance with the Schedule of Values set forth in EXHIBIT B, and the further provisions of Article VII hereof. At the time of the Construction Commencement Date, CONTRACTOR shall be paid a mobilization payment of Two Million Five Hundred Eighty-Three Thousand Thirty-Seven and No Cents ($2,583,037.00), for costs incurred on or before the Construction Commencement Date. This mobilization payment is part of the Fixed Price.





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7.02       Payments.

(a) Progress Payments. A progress payment disbursement from the Project Fund, subject to the procedures set forth herein, in the Indenture and in the Related Documents which pertain to approval of Construction Fund disbursements, shall be made to CONTRACTOR each month in the amount of 95% of the portion of the contract sum properly allocable to labor, materials and equipment incorporated in to the work and 95% of that portion of the contract sum properly allocable to materials and equipment suitably stored at the site or at some other locations agreed upon in writing by the parties, less the aggregate of previous payments. Five percent (5%) of the amount of each Certificate for Payment shall be retained from CONTRACTOR until the date of Final Completion. Disbursements from the Project Fun shall be made to CONTRACTOR upon receipt by the TRUSTEE of an Application or Requisition for payment executed by an authorized officer of CONTRACTOR, together with a Certificate for Payment (the form of both of which is attached hereto as EXHIBIT D) executed by the A/E and concurred with by the CORPORATION and the COMMISSION in accordance with Section 6.02 of the Indenture and subsection (c) below. CONTRACTOR, the CORPORATION and the COMMISSION shall comply with all requirements contained in the Indenture and Related Documents with respect to Applications and Certificates for Payment. Title to all material and work covered by Payments shall thereupon become the sole property of the CORPORATION, subject to the TRUSTEE's lien, if any; provided that (i) the work and material shall remain in the possession and control of CONTRACTOR pending final acceptance; (ii) no such progress payment or transfer shall constitute an acceptance or begin the running of any time period within the meaning of the performance bond; (iii) the work and material shall remain covered by and insured pursuant to any insurance policy, including builders risk and/or casualty loss policy, required pursuant to this Construction Contract, and (iv) this provision shall not be construed as relieving CONTRACTOR from the responsibility for the care and protection of such material and work or the restoration of any damaged construction work, or as a waiver of the right of the COMMISSION to require the fulfillment of all of the terms hereof. Notwithstanding any provision of this subsection 7.02 (a) to the contrary, CONTRACTOR shall be deemed to have a property interest in and to the material and work, prior to the Final Acceptance of the Project, to the extent, if any, as may be necessary to retain all the benefits and protections afforded to the CORPORATION, the COMMISSION, the TRUSTEE, and CONTRACTOR by the terms and provision of any insurance policy or performance bond.

(b) There shall be a monthly progress meeting between the CORPORATION, CONTRACTOR, the Project Inspector, and the A/E, at which time the parties will consider and review CONTRACTOR's proposed Application for Payment for that month. On the 25th day of each calendar month, CONTRACTOR shall submit to the A/E and the COMMISSION an itemized Application for Payment for the Project in accordance with the Schedule of Values and based on the percentage of work completed and materials delivered to the Project or stored off-site in a bonded warehouse, less the amount of prior payments. The Application for Construction Payment to be submitted by CONTRACTOR shall state:

           (1)     The requisition number;

           (2)     The amount to be paid;

           (3) That each obligation evidenced thereby is presently due in accordance with the Schedule of Values set forth in Exhibit B, as same may have been adjusted in accordance with the terms hereof, and has not been the basis of any previous payment;

           (4) That CONTRACTOR is not on the date thereof in default of any of its representations, warranties, and covenants under the Contract Documents;

           (5) That CONTRACTOR warrants that title to all Project work covered by the Application for Payment will have passed to the CORPORATION no later than the time of payment. CONTRACTOR further warrants that upon submittal of an Application for Payment all Project work for which Certificates for Payments have been previously issued and payments received from the TRUSTEE shall, to the best of the CONTRACTOR's knowledge, information and belief, be free and clear of liens, claims, security interests or encumbrances in favor or CONTRACTOR, subcontractors, material suppliers, or other persons, or entities making a claim by reason of having provided labor, materials and equipment relating to the Project; and

           (6) Invoices from suppliers for all furnishings, equipment and fixtures which have been received by the CONTRACTOR and are either stored on site or stored in a facility approved by the COMMISSION.

(c) Certificate of Payment. Immediately upon receipt of an Application for payment, the A/E shall forward a copy thereof to the Project Inspector and the COMMISSION. Within seven (7) days after receipt CONTRACTOR's Application for Payment, A/E shall notify the CORPORATION, the Project Inspector, and the COMMISSION in writing of its analysis of CONTRACTOR's basis for Application for Construction Payment and that it either intends to issue a Certificate of Payment, or that it intends to withhold certification in whole or in part. The CORPORATION, the Project Inspector, and the COMMISSION shall evidence in writing their concurrence or non concurrence with such A/E intended action within three (3) business days after receipt of said notices. Any disputes with respect to the amount of any Application or Certificate for Construction Payment shall be resolved in accordance with subsection (e) below. The issuance of a Certificate for Construction Payment by A/E and signed by the CONTRACTOR, the Project Inspector, the CORPORATION and the COMMISSION will constitute a representation by A/E that based on observations at the site up to the date of the Application for Payment, the construction work has progressed to the point indicated and that, to the best of A/E's knowledge, information and belief, the quality of the work is in accordance with the Contract Documents.

(d) Upon TRUSTEE'S receipt of a Certificate for Payment and Application for Payment as provided in this Article 7.02, TRUSTEE shall make payment in accordance with Section 6.02 of the Indenture.

(e) A/E may refuse to certify payment and withhold a Certificate for Payment in whole or in part, either on its own or because of the CORPORATIONS's or Project Inspector's failure to concur therewith, in accordance with subsection (C) above. If A/E is unable to certify payment in the amount of the Application submitted by CONTRACTOR, A/E will promptly notify CONTRACTOR thereof. If CONTRACTOR, the COMMISSION, A/E, the CORPORATION and the Project Inspector cannot agree on a revised amount A/E will, within five (5) days of the aforesaid notification, promptly issue a Certificate for Payment as to the undisputed amount, if any, with respect to which A/E certifies and the CORPORATION and the Project Inspector concur in writing with such payment, if any. Either A/E or the Project Inspector may, because of subsequently discovered evidence or subsequent observation, revise the whole part of a Certificate for Payment previously issued as may be necessary because of:

           (1)     Defective work not remedied;

           (2) Third party claims failed or reasonable evidence indicating probable filing of such claims;

           (3) Failure of CONTRACTOR to make payments promptly for labor, materials or equipment or to subcontractor;

           (4) Reasonable evidence that the Project cannot be completed for the unpaid balance of the Contract Price;

           (5) Reasonable evidence that the Project will not be completed within the Construction Schedule; or

           (6) Persistent failure to carry out the Project work in accordance with the Contract Documents.

           Any dispute regarding the amount certified for payment by A/E shall be subject to resolution in accordance with the provisions of
           Article XV.

7.03 Source of Payment. Notwithstanding any other term of this Contract, the parties hereto agree that the obligation to make any payment to CONTRACTOR, shall be satisfied solely to the extent there are amounts on deposit in the Project fund sufficient to pay the amount owed. Neither the COMMISSION nor the CORPORATION shall be obligated to issue additional certificates of participation (as defined in the Indenture) to complete the Project or to pay any obligation due hereunder. CONTRACTOR agrees to look solely to the Project fund for payment of any and all sums of whatever kind and nature, due on or to become due under this Contract, not to exceed the contract Price. The CORPORATION'S liability to CONTRACTOR for any sums due or to become due under this contract is expressly conditioned and contingent upon the release of such sums from the Project Fund.

                                  ARTICLE VIII
                                    CHANGES

8.01 Changes to Project. The provisions of this Article VIII shall apply to any Change in the Project after execution of this Agreement. No change shall be made that would cause the Project to fail to conform with applicable Minimum Standards, the standards contained in the RFP and the CONTRACTOR's response thereto, or nay other of the Contract documents. It is understood and agreed that no substitutions for major components of the Projects specified in the Contract Documents to be used in construction of the Project shall be made by CONTRACTOR without the prior written approval of the COMMISSION, the A/E and the Project Inspector.

8.02 Minor Changes. A/E may order minor changes to the Project that enhance or does not detract from the reliability or quality of the Project or any component parts thereof, provided that such Changes are not inconsistent with the intent of the Contract Documents, do not substantially alter the design or appearance of the Project or result in any adjustment to the Contract Price,

Schedule of Values, or Scheduled Completion Date. Prior written notice to the CORPORATION, CONTRACTOR, the COMMISSION and the Project Inspector shall be required.

8.03 Changes In the Work. During the course of the CONTRACTOR's performance of the work necessary to complete the subject Project, certain events may occur which have the effect of changing the conditions under which the work is to be performed as specified and described in the Bidding documents, and/or the nature and extent of the work as specified and described in the Contract documents. The occurrence of such events may cause the CONTRACTOR to incur greater or less cost and expense to perform the work required to complete the subject Project than planned to be incurred in the CONTRACTOR's proposal, in which event the CONTRACTOR or the COMMISSION shall respectively be entitled to either an increase or decrease in the Contract Sum, whichever is the case, to the extent such greater or less cost and expense results, and in which event the party entitled to the benefit of any such adjustment to the Contract Sum shall, within 21 calendar days from the first occurrence of such event(s), present written demand therefore on the other party through the COMMISSION. Should the CONTRACTOR and COMMISSION be unable to settle and dispose of such demand within 30 calendar days from the date any such claim is presented, upon terms and conditions mutually agreeable to the CONTRACTOR and the COMMISSION, then such demand shall be referred to the COMMISSION for determination, which determination shall be final and binding upon the CONTRACTOR, unless appealed in accordance with applicable provisions of the Contract Documents, and if the COMMISSION, upon considering any such demand, determines that Contract Sum should be increased or decreased, the determination of the amount of any such increase or decrease in the Contract Sum shall be governed and controlled by strict adherence to the following described guidelines and limitations, and neither the CONTRACTOR or the COMMISSION shall be entitled to receive any monetary consideration beyond that which is authorized herein below.

All adjustments at the Contract Sum resulting from a change in the work shall be determined by the measure of actual, or estimated as the case may be, out-of-pocket costs and expenses incurred or spared by the licensed builder constructing the project for the CONTRACTOR, for labor, materials, equipment, and equipment rental, plus overhead and profit thereon, for performing the changed work:

(a) Labor costs shall be inclusive of all direct job site cost for estimation, laying out, mechanics' wages and laborers' wages, together with all payroll taxes, payroll assessments, and insurance premiums paid for such labor;

(b) All material costs, equipment costs and equipment rental costs shall be trade discount rates, plus State Sales Tax, where applicable;

(c) Overhead and profit shall be inclusive of all project management, project administration, superintendence, project coordination, project scheduling and other administrative support functions and services, whether performed on the job site or off the job site and general support equipment. Overhead and profit shall be determined as follows:

           (1) Overhead and profit shall be calculated at the rate of 15% of the builder's labor, material, equipment and equipment rental costs, incurred or spared, as measured under the preceding paragraphs for changes in the work performed by the officers, employees or subsidiaries of the builder; and

           (2) Overhead and profit shall be calculated at the rate of 7 1/2% of the builder's sub-contractors' actual labor, material, equipment and equipment rental costs, incurred or spared, as measured under the preceding paragraphs, plus 15% of all such costs, as overhead and profit to the builder's subcontractors, for all changes in the work performed by the officers, employees or subsidiaries of the builder's sub-contractors.

(d) In addition to the foregoing, all adjustments to the Contract Sum resulting from a change in the work shall include all out-of-pocket expenses, incurred or spared, in performing the changes in the work for:

           (1) Paying the premiums required to obtain Performance Bonds and Labor and Material Payment Bonds called for by the Contract Documents;

           (2) Paying the fee(s) required for licenses or permits called for by changes in the work;

           (3) Paying for delivery of materials or equipment to the job site;

           (4) Paying for storage of materials or equipment before use thereof in performing changes in the work, and

           (5)     Paying for testing required by the changes in the work.

(e) In the event CONTRACTOR demands an adjustment in the Contract Sum, such demand shall be accompanied by paid receipts or other such written evidence satisfactory to the COMMISSION itemizing the costs and expenses incurred as a result of the event(s) constituting the changes in the work.

8.04 Delays. CONTRACTOR's remedies for delays in the progress of the Work, or for changes in the Work, shall be limited to those provided in this Article. The contractor's exclusive remedy for delays in performance of the contract caused by events beyond its control shall be a claim for equitable adjustment in the contract time; provided, however, inasmuch as the parties expressly agree that overhead costs incurred by builder constructing the Project for delays in performing the Work cannot be determined with any degree of certainty, it is hereby agreed that in the event such builder is delayed int he progress of the Work after Commencement of Construction for causes beyond its control and attributable only to acts or omissions of COMMISSION, the builder shall be entitled to compensation for overhead and profit costs either
(a) as a fixed percentage of the actual cost of the change in the Work, if the delay results from a change in the work, or (b) if the delay results form other than a change in the Work, at an amount for each day of delay calculated by dividing an amount equal to a percentage of the original contract sum determined on the graph enclosed as EXHIBIT G by the number of calendar days of the original contract time.

In the event of a change in the Work, CONTRACTOR's claim for adjustments in contract sum are limited exclusively to the builder's actual costs for such change plus fixed percentages for overhead, additional profit and bond costs, as specified in herein.

The forgoing remedies for delays and changes in the Work are the exclusion of and thus eliminate, the total cost concept (that is, computing the builder's additional costs for changes in Work or the costs of a delay in the progress of the work by comparing the builder's total actual costs with its original estimate, see McDevitt & Street Company v. Department of Management Services State of Florida, 377 So.2d 191, (Fla. 1st-DCA 1979)) as method of determining CONTRACTOR's costs associated with a change in the Work or with delay in the progress of the Work.

No provision of this contract shall be construed as a waiver of sovereign immunity by the COMMISSION.

8.05 Claims and Disputes. A claim is demand or assertion by one of the parties seeking as a matter of right, adjustment or interpretation of Contract terms, payment of money, extension of time or other relief with respect to the terms of the Contract. The term "Claim" also includes other disputes and matters in question between the COMMISSION and CONTRACTOR arising out of or relating to the Contract. Claims must be made by written notice. The responsibility to substantiate Claims shall rest with party making claim.

No provision of the Contract Documents makes or is intended to make provision for recovery by CONTRACTOR of damages for delay or for Breach of contract. All claims, disputes or controversies under this contract shall be determined and settled as provided herein.

8.06 Time Limits on Claim. Claims by either party must be made within 212 days after occurrence of the even giving rise to such Claim or within 21 days after the claimant first recognizes the condition giving rise to the Claim, whichever is later. Claims must be made by written notice. An additional Claim made after the initial Claim has been implemented by Change Order will not be considered unless submitted in a timely manner.

8.07 Continuing Contract Performance. Pending final resolution of a Claim unless otherwise agreed in writing the CONTRACTOR shall proceed diligently with performance of the contract and the COMMISSION shall continue to make payments in accordance with the Contract Documents.

                                   ARTICLE IX
                                   ACCEPTANCE

9.01 Substantial Completion of Project. When the CONTRACTOR considers that the Project is substantially complete, he shall notify the A/E and Project Inspector that the Project is ready for a Substantial Completion Inspection. Upon receipt of CONTRACTOR'S notice, the A/E and Project Inspector or COMMISSION Representative will make an inspection to determine whether the Project is substantially complete, and will compile a list of items needing completion. If such inspection discloses any item, whether or not included on A/E's list, which is not in accordance with the requirements of the Contract Documents, CONTRACTOR shall, before issuance of the Certificate of Substantial Completion, complete or correct such item. Failure to include an item on such list does not alter the responsibility of contractor to complete all work in accordance with the Contract Document. CONTRACTOR shall then submit a request for another inspection by the A/E and Project Inspector or COMMISSION Representative to determine Substantial Completion. When the A/E and Project Inspector or commission Representative determine that the Project is substantially complete the A/E will prepare, and the Architect and CONTRACTOR shall execute and deliver to the CORPORATION, the COMMISSION and the TRUSTEE a Certificate of Substantial Completion. The Certificate of Substantial Completion shall establish responsibilities of the CORPORATION and CONTRACTOR for security, maintenance, heat, utilities and insurance. A list of any outstanding items required for Final Acceptance of the

Project (the "Punchlist Items") shall accompany the Certificate of Substantial Completion. Warranties required by the Contract documents shall commence on the date of Substantial completion unless otherwise provided in the Certificate of substantial Completion. The Certificate of substantial Completion shall be submitted to the CORPORATION, Project Inspector, the COMMISSION and CONTRACTOR for their written acceptance. The Certificate of Substantial Completion shall include a certificate by the Project A/E that the project as constructed has been constructed in accordance with the contract documents and the record drawings for the Project.

9.02 Punchlist Items. Upon Substantial Completion of the Project, CONTRACTOR shall remain responsible for any Punchlist Items that are required for Final Acceptance of the Project. CONTRACTOR shall complete all such Punchlist Items within 45 calendar days after Substantial Completion, unless the parties agree otherwise. CONTRACTOR shall provide the COMMISSION, or its designees, with all equipment manuals and a record set of drawings.

9.03 Final Completion. Upon receipt of a Completion Certificate issued by the A/E, together with an application for Final Payment, the A/E, Project Inspector and/or other Authorized Representative of the COMMISSION will promptly make an inspection of the Project and, when the Project is found to be completed and in accordance with the Contract Documents, shall issue an acceptance certificate. At such time the A/E will promptly issue a final Certificate for Construction Payment, and arrange for the issuance of a Certificate of Occupancy from the appropriate agency. Final Acceptance shall occur when the Architect's Final Certificate for Construction Payment is approved by the CORPORATION and the COMMISSION, the A/E has issued his certification and a Certificate of Occupancy has been issued. The Architect's final Certificate for Construction Payment will constitute a further representation that conditions listed in Subparagraph 9.04 precedent to CONTRACTOR's being entitled to final payment have been fulfilled.

9.04 Final Payment. Neither the final payment nor the remaining retained percentage shall become due until CONTRACTOR submits to A/E for transmittal to the CORPORATION and the COMMISSION (1) an affidavit that all payrolls, bills for materials and equipment, and other indebtedness connected with the work for which the CORPORATION or its property might in any way be responsible, have been paid or will be paid or otherwise satisfied within 30 days after receipt of final payment, (2) consent of surety to final payment, (3) complete and legally effective releases or waivers (satisfactory to the CORPORATION and the COMMISSION) of all liens arising out of or filed in connection with the Project. (4) the inventory required by Article 4.05 hereof. If any subcontractor or supplier refuses to furnish a release or waiver as required herein,

CONTRACTOR, if approved by the COMMISSION and the CORPORATION, may furnish a bond satisfactory to the CORPORATION and the COMMISSION to indemnify the CORPORATION against any such claim. Following Final Acceptance, CONTRACTOR shall submit to A/E, the CORPORATION and the COMMISSION a statement showing the balance of the Contract Price remaining due, excluding the amount held as retainage, and the undisputed amount of such request shall be paid to CONTRACTOR in accordance with Section 6.02 of the Indenture. It is understood and agreed however that the amount held as retainage shall not be paid to CONTRACTOR until 30 days after the date of Final Acceptance. Final Payment hereunder shall not constitute an acceptance of any work not in accordance with the Contract Documents, and shall not constitute a waiver of any claims against CONTRACTOR.

                                   ARTICLE X
                 RESPONSIBILITIES AND LIABILITIES OF CONTRACTOR

10.01 Warranties. In addition to any other warranties of the CONTRACTOR contained and/or required herein, CONTRACTOR and its subcontractors, suppliers and vendors of every tier shall perform Services in accordance with good engineering and construction practices and in accordance with approved practices and customs and Minimum Standards. CONTRACTOR will provide to the CORPORATION all warranties and guaranties required by the Plans and Specifications, which warranties and guaranties shall be furnished by its subcontractors and vendors of every tier, and all such warranties and guaranties shall be addressed to and in favor of the CORPORATION and the TRUSTEE, in accordance with the Indenture, and delivered to the CORPORATION at Substantial Completion.

The Services shall be provided and the Project shall be constructed, erected, and assembled in a good and workmanlike manner, in accordance with the Plans and Specifications. CONTRACTOR warrants and guarantees all work required by this contract against defects in materials, equipment, and workmanship for one
(1) year from the date of Substantial Completion. Upon receipt of written notification required by Section 10.02, CONTRACTOR shall remedy any defects in materials, equipment or workmanship or any other deficiencies occurring within the warranty and guarantee period.

10.02      Deficiencies.    After discovery of any defects or deficiencies in
the Project, the CONTRACTOR shall correct it promptly after receipt of written notice from the A/E, COMMISSION, Project Inspector or CORPORATION to do so.
The one year warranty period shall be extended with respect to portions of the work first performed after Substantial Completion by the period of time between substantial Completion and the actual performance of the work. This obligation shall survive final acceptance of the project and termination of the contract.

10.03 Warranties and Implied Warranties. The CONTRACTOR warrants to the COMMISSION, the A/E and the CORPORATION that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the Project will be free from defects not inherent in the quality required or permitted, and that the Project will conform to the Contract Documents. Work not conforming to these requirement, including substitutions not properly approved and authorized, may be considered defective. The CONTRACTOR's warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the CONTRACTOR, improper or insufficient maintenance, improper operation, or normal wear and tear under normal usage. If required by the A/E, the CONTRACTOR shall furnish satisfactory evidence as to the kind and quality of material and equipment.

EXCEPT AS MAY BE PROVIDED IN THIS ARTICLE X, THERE ARE NO IMPLIED WARRANTIES OR GUARANTEES OR CONTRACTOR THAT EXTEND BEYOND THOSE EXPRESSED IN THIS CONTRACT, IF ANY, AND CONTRACTOR DISCLAIMS, AND CONTRACTOR WAIVES, ANY IMPLIED WARRANTY OR WARRANTIES IMPOSED BY LAW, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR PARTICULAR PURPOSE, AND OF CUSTOM AND USAGE.

10.04 Liquidated Damages. In as much as failure to complete the Project within the time fixed above will result in substantial injury to the COMMISSION, and as damages arising from such failure cannot be calculated with any degree of certainty, it is hereby agreed that if the Project is not Substantially Completed by the date established as the Completion Date in
Article 6.02 above, or within such further time, if any, as in accordance with the provisions of the Contract Documents shall be allowed for such Substantial Completion, the CONTRACTOR shall pay to COMMISSION as liquidated damages for such delay, and not as a penalty, Two Thousand Five Hundred Seventy-One Dollars and No Cents ($2,571.00) for each and every calendar day elapsing between the date fixed for substantial completion above and the date such substantial completion shall have been fully accomplished. It is also hereby agreed that if, following the issuance of the Substantial Completion Certificate, the project is not finally completed within the time requirement of Article 6.02 above and the Contract Documents, the CONTRACTOR shall pay to the COMMISSION as liquidated damages and not as a penalty, for each day of such delay, the sum of Two Hundred and Fifty Dollars and No Cents ($250.00). This provision of liquidated damages for delay shall in not manner affect the COMMISSION's right to terminate the contract as provided in the Contract Documents.

The COMMISSION's exercise of the right to terminate shall not release the CONTRACTOR from its obligation to pay said liquidated damages in the amounts set out above.

The COMMISSION is entitled to completion of the Project within the time fixed above or within such further time, if any, as may be allowed in accordance with the provisions of the contract. In the event of termination of the contract by the COMMISSION for cause prior to completion as provided in the Contract Documents, the CONTRACTOR, shall be liable to the COMMISSION for the expenses for additional managerial and administrative services provided in the Contract Documents and also for the per diem liquidated damages agreed above:

(1) For each day he is in arrears in his work at the time of said termination as determined by the A/E, and

(2) For each day of 30 additional calendar days hereby stipulated and agreed to be the time it will require the COMMISSION to effect another contract for completion of the project and for resumption of work thereon.

Provided, however, that the sum of 1 and 2 above shall not exceed the number of days beyond the original agreed completion date, or any extension thereof as herein provided, reasonably required for completion of the project.

It is further agreed that the COMMISSION may deduct from the balance retained by the COMMISSION, under the provisions above, the liquidated damages stipulated therein for delay or termination, as the case may be, or such portions thereof as the said retained balance will cover.

10.05 Indemnification. The CONTRACTOR hereby assumes entire responsibility and liability for any and all damages or injury of any kind or nature whatever (including death resulting therefrom) to all persons, whether employees of the CONTRACTOR or otherwise, and to all property caused by, resulting from, arising out of or occurring in connection with the execution of this contract and/or the work performed by the CONTRACTOR. If any claims for such damage or injury (including death resulting therefrom) be made or asserted, whether or not such claims are based upon CONTRACTOR's, or its subcontractor's (if any) active or passive negligence or participation in the wrong, or upon any alleged Breach of any statutory duty or obligation on the part of the above parties, the CONTRACTOR agrees to indemnify, defend and save harmless, the State, the COMMISSION and CORPORATION, their officers, agents, servants and employees from and against any and all such claims, and further from and against any and all loss, cost expense, liability, damage or injury, including legal fees and disbursements, that the State, COMMISSION or

CORPORATION, their officers, agents, servants or employees may directly or indirectly sustain, suffer, or incur as a result thereof and the CONTRACTOR agrees to and does hereby assume, on behalf of the State, COMMISSION and CORPORATION, their officers, agents, servants and employees, the defense of any action at law or in equity which may be brought against the State, COMMISSION or CORPORATION, their contractors (if any), its officers, agents, servants or employees, arising by reason of such claims and to pay on behalf of the State, COMMISSION or CORPORATION, their officers, agents, servants and employees, upon demand of either of them, the amount of any judgement that may be entered against them, individually, jointly or severally, its officers, agents, servants of employees in any such action.

As part of the CONTRACTOR's assumption of all responsibility and liability for any and all damage or injury as detailed above, CONTRACTOR further agrees to hold harmless, defend and indemnify the State, COMMISSION and CORPORATION for any loss, expense, recovery or settlement, including counsel fees and costs of defense, which arise form any demand, claim (whether frivolous or not) or suit which may be asserted or brought against the State, COMMISSION, CORPORATION or CONTRACTOR as a result of any injury or damage to any person or persons (including death) or property (i) allegedly caused by, resulting from, arising out of, or occurring in connection with the furnishing of any goods, equipment or services or the performance or preparation for performance of any of the work or any duties of the CONTRACTOR hereunder, or incidental or pertaining thereto, and (ii) whether or not such injury or damage is due to or chargeable to the COMMISSION or any contractor or subcontractor under a contract for which the goods or services herein ordered are required, including, but not limited to, any claim based on liability without fault for injury caused by defective goods supplied by CONTRACTOR. CONTRACTOR also agrees to assume responsibility for, hold harmless, defend and indemnify the State, COMMISSION and CORPORATION for payment of any expenses, costs (including delay costs), direct and consequential damages, penalties, taxes or assessments (including punitive damages), including counsel fees and costs of defense, which may be imposed or incurred (a) under any Federal, State, or local law, ordinance or regulation upon or with respect to any compensation of any person employed by the CONTRACTOR, and (b) under any Federal, State or local law, ordinance or regulation upon or with respect to discrimination in employment against any individual employed by the Contractor on the basis of race, color, religion, sex, or national origin, and (c) under any Federal, State, or local law, ordinance or regulation upon or with respect to any compensation of any person for claims or civil actions alleging deprivation of right, privilege or immunity secured by the United States Constitution and laws pursuant to 42 USC
Section 1983 or similar statutes as well as claims for attorneys fees brought pursuant to 42 USC Section 1988 or similar statutes.

10.06 Patent Indemnity. CONTRACTOR shall pay all royalties and license fees and shall defend al suits on claims for infringement of any patent right and shall indemnify and save CONTRACTOR and its officers, agents, and employees harmless from and against all claims for patent infringement based on materials or equipment incorporated into the Project.

                                   ARTICLE XI
                          PROJECT INSURANCE AND BONDS

11.01 INSURANCE. CONTRACTOR shall secure and retain, or shall cause to be secured and retained, such policy or policies of insurance as are required by the RFP and other Contract Documents, including (I) coverage against all claims; (ii) coverage to protect against all claims arising from Services performed hereunder; and (iii) coverage to protect from actions by a third party against CONTRACTOR as a result of this Contract, and (iv) builders risk/casualty loss coverage for the Project. The insurance required by this
Section 11.01 shall be written for not less than any limits of liability specified herein and in Related Documents, or required by law, whichever is greater, and shall include "coverage for liabilities assumed by this contract", as applicable to the obligations of CONTRACTOR hereunder. CONTRACTOR shall submit insurance as shown on EXHIBIT E to COMMISSION for review and approval, which approval shall not be unreasonably withheld, but all insurance carriers must have an A. B. Best & Co. Rating of at least "A". The insurance coverage provided by CONTRACTOR hereunder shall name the TRUSTEE and the COMMISSION (as their interests may appear) as additional insureds and loss payees.

11.02 Amounts and Types. During the performance of Services hereunder, CONTRACTOR shall maintain insurance for the mutual protection and benefit of it, the CORPORATION and the COMMISSION to cover claims that my arise out of or result from CONTRACTOR's Services hereunder, whether same be by CONTRACTOR or a subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable; and such insurance shall include the types and shall be or amounts set forth on the attached EXHIBIT E.

Such insurance set forth on the attached EXHIBIT E shall cover claims for damages insured by usual personal liability coverage that are sustained (a) by any person as a result of an act directly or indirectly related to the employment of such person by CONTRACTOR, or (b) by any other person; and
(c)claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom. Compliance with the foregoing insurance requirements shall not relieve CONTRACTOR from any liability under the indemnity provisions of Article X hereof.

11.03 Cancellation. The COMMISSION, the CORPORATION, TRUSTEE will be given written notice 30 days prior to any cancellation of any insurance required to be maintained hereunder. CONTRACTOR shall be diligent in replacing any canceled insurance and, subject to the next sentence hereof, shall replace such insurance in a timely fashion to avoid any potentially uninsured liabilities of the type required to be covered by insurance. In the event that any insurance described herein or any portion thereof becomes commercially unavailable, CONTRACTOR shall obtain, with the COMMISSION and the CORPORATION approval, such suitable replacement insurance as may be available and the insurance coverage required by this Contract shall be modified accordingly.

11.04 Subcontractors. CONTRACTOR shall require all subcontractors to obtain, maintain, and keep in force insurance coverage in accordance with accepted industry standards during the time they are engaged hereunder.

11.05 Bonds. CONTRACTOR shall cause to be furnished by Subcontractor, performance and payment bonds, each in the amount of $14,891,061.00 naming the COMMISSION, CORPORATION and CONTRACTOR as Co-obligees. The bonds shall be executed by a corporate surety or corporate sureties that are acceptable to the COMMISSION, and duly authorized to do business in the State of Florida, and are executed on forms approved by the COMMISSION. If a surety upon any bond furnished in connection herewith becomes insolvent, or otherwise not authorized to do business in this State, CONTRACTOR or Subcontractor shall promptly replace the bond or furnish equivalent security acceptable to the COMMISSION.

                                  ARTICLE XII
                         EVENTS OF DEFAULT AND REMEDIES

12.01 Default by Contractor. The following events shall be considered events of default by the Contractor:

(a) A material failure to keep, observe, perform, meet or comply with any covenant, agreement, term or provision of this contract, or of any of the contract Documents, which are to be kept, observed, met, performed or complied with by the CONTRACTOR.

(b) If the CONTRACTOR shall (I) admit in writing its inability to pay its debts: (ii) make a general assignment for the benefit of creditors; (iii) suffer a decree or order appointing a receiver or trustee for it or substantially all of its property to be entered and, if entered without its consent, not to be stayed or discharged within 60 days; (iv) suffer proceedings under any law relating to bankruptcy, insolvency, or the reorganization of relief of debtors to be instituted by or against it and, if contested by it, not to be dismissed or stayed within 60 days; or (v) suffer any judgment, writ of attachment or execution, or any similar process to be issued or levied against a substantial part of its property which is not released, stayed, bonded, or vacated within 60 days after issue or levy.

12.02 The COMMISSION's Remedies. Upon an Event of Default by CONTRACTOR, the COMMISSION, without prejudice to its other rights and remedies hereunder, shall be entitled to terminate this Contract for cause and the procedure outlined in the performance bond for completion of the construction work shall be followed; provided, however, that no default by CONTRACTOR shall constitute an Event of default unless and until:

(a) The COMMISSION has given at least ten (10) business days prior written notice thereof to CONTRACTOR specifying that a default(s) has occurred that will, unless corrected, constitute a material breach and cause termination hereof; and

(b) CONTRACTOR either (i) has not corrected such default or has not initiated reasonable steps to do so within said ten (10) business day period, or (ii) if such reasonable steps have been initiated within such period, did not thereafter continue to take reasonable steps to correct such default within such time period as CONTRACTOR and the COMMISSION shall have previously agreed in writing to constitute a sufficient time within which to accomplish such correction.

12.03 Other Default. The following shall constitute Events of Default on the part of the COMMISSION and/or the CORPORATION:

           Failure by the COMMISSION and/or the CORPORATION to observe and perform any covenant, condition, or agreement on its part to be observed or performed, or its failure or refusal to substantially fulfill any of its obligations hereunder, unless caused by the default of CONTRACTOR, which action continues for twenty days after receipt of written notice from the CONTRACTOR specifying that a default has occurred that will, unless corrected, constitute a material Breach hereof.

12.04 Remedy of Contractor. Upon an Event of Default by the COMMISSION or the CORPORATION, CONTRACTOR shall be entitled to take the following remedial steps, provided that the default has not been cured prior to termination of the time periods indicated below:

           With respect to the failure of the COMMISSION or the CORPORATION to pay any installment of the Contract Price within thirty calendar days from the due date thereof, CONTRACTOR may suspend its performance of Services (and the Construction Schedule shall be adjusted accordingly); and, if such failure to pay continues for a period of 30 days thereafter, terminate this Contract, which termination shall be without prejudice to CONTRACTOR's other rights and remedies hereunder.

                                  ARTICLE XIII
                                  TERMINATION

13.01 Termination Payment. Upon termination of CONTRACTOR's Services hereunder CONTRACTOR shall be paid, in accordance with the provision of Article VII, for all work satisfactorily performed in accordance with the Contract Documents up to and including the date of termination, including any earned retainage and materials purchased, delivered or stored but not installed, less the cost for correcting any work that was not satisfactorily performed in accordance with the Contract Documents, and less any Liquidated damages applicable to CONTRACTOR. In no event shall CONTRACTOR be paid monies for a portion of the Project in excess than the values set forth in the Schedule of Values attached hereto as EXHIBIT B.

13.02 Contractor Responsibility. After receipt of a notice of termination and unless otherwise directed by the COMMISSION, CONTRACTOR shall immediately proceed with the following obligations:

(a)        Stop work as specified in the notice;

(b)        Place no further contracts or orders for materials or Services;

(c)        Properly secure the Project site; and

(d) Deliver to the COMMISSION or the CORPORATION all supplies, equipment, and materials for which CONTRACTOR has been reimbursed.

                                  ARTICLE XIV
                       RESOLUTION OF CLAIMS AND DISPUTES

14.01      Binding Effect.  The dispute resolution procedures contained in this
Article XIV shall govern disputes between CONTRACTOR and the COMMISSION and the CORPORATION. Disputes resolved in accordance with such procedures shall be binding on CONTRACTOR, the COMMISSION, and the CORPORATION.

14.02 Review. All Claims as defined herein must be submitted in writing to the COMMISSION's Representative designated in Article 4.02 herein, not later than 30 calendar days from the date of the occurrence of the event which gives rise to the Claim. Failure to submit any claim to the COMMISSION's Representative within such thirty calendar day notice period will bar any relief hereunder. The COMMISSION's Representative will review Claims and take on or more of the following preliminary actions within ten (10) days (the "review period") of receipt thereof:

(1)        Request additional supporting data from the claimant;

(2) Reject the Claim whole or in part, and request additional supporting data from the claimant;

(3) Reject the Claim in whole or in part, stating reasons form rejection;

(4)        Recommend approval of the Claim by the other party; or

(5)        Suggest a compromise.

If COMMISSION's Representative does not believe that the dispute can be resolved within the review period and the resolution period reference below, it shall submit a schedule to the parties indicating when it expects to take action and the parties shall agree thereto or proceed in accordance with the provisions of Article 14.03. The COMMISSION's Representative shall also notify CONTRACTOR if the claim involves an adjustment in the Contract Price, Construction schedule and/or Schedule of Values.

14.03 Decision. If, after a Claim has been submitted to the COMMISSION's Representative, it is resolved by mutual agreement of the parties, the COMMISSION's Representative will prepare or obtain appropriate documentation thereof. If a claim is not resolved by mutual agreement of the parties, the party making the Claim shall within ten (10) (the "resolution period") after the COMMISSION's Representative's preliminary response, take one or more of the following actions in writing: (1) submit additional supporting date requested by COMMISSION's Representative, (2) modify the initial claim, or (3) notify COMMISSION's Representative that it affirms the initial

Claim. If a Claim has not been resolved in accordance with the foregoing, COMMISSION's Representative will notify the parties in writing that a decision will be made within seven (7) days after expiration of the resolution period, which decision will be final and binding on the parties, unless appealed in accordance with Article 14.04, in which case COMMISSION'S Representative will render to the parties and the TRUSTEE is written decision relative to the Claim, including, subject to Section 7.03 hereof, any adjustment in the Construction Costs, Construction Schedule, or Schedule of Values.

14.04      Appeal of Decision.  When COMMISSION's Representative issues a schedule in accordance with the provisions of Article 14.02 or a written decision in accordance with the provisions of Article 14.03, either the COMMISSION or CONTRACTOR may appeal such schedule or decision by giving written notice to the other party within 30 calendar days or receipt of COMMISSION's Representative's written decision of its intent to appeal COMMISSION's Representative's decision. Appeal of (i) the COMMISSION's Representative's schedule including the merit of the Claim with respect thereto, or (ii) COMMISSION's Representative's written decision, shall be settled in accordance with the procedures of Chapter 60-4, Florida Administrative Code.

                                   ARTICLE XV
                               SPECIAL COVENANTS

15.01 Right of Access. CONTRACTOR hereby agrees that employees and agents of the COMMISSION, the CORPORATION, the State, and the TRUSTEE shall have the right to enter upon the Project at any time for inspections and other purposes; provided, however, that during the performance of Services the procedures, described in EXHIBIT F hereto, to be provided by the COMMISSION must be satisfied in order for any persons who are not employees of CONTRACTOR to be admitted to the Project. The Governor, members of the Legislature, and all other members of the Executive and Judicial Departments of the State, as well as any other persons designated, shall be admitted into the Project at any time, subject to compliance with the procedures set forth in EXHIBIT F.

15.02 Time of Essence. Time is of the essence in the performance of this Contract.

15.03 Right to Audit. The COMMISSION and the CORPORATION or their agents, designees or duly Authorized Representatives shall have, at all times, the right to examine and/or audit all financial transactions and data, reports, correspondence, and other documents relating to the

Project. All subcontracts shall contain similar audit provisions that provide the COMMISSION and the CORPORATION with the right to examine and audit all records pursuant to such subcontracts that relate to the Project.

15.04 Site Drawings. CONTRACTOR shall maintain at the site of the Project one copy of all record Plans and Specifications, in good order and marked to record all Changes made during construction of the Project. On or before final payment to CONTRACTOR hereunder, one contract set of the record Plans and Specifications as built shall be provided to the COMMISSION; provided however, that the Plans and Specifications furnished by CONTRACTOR shall remain CONTRACTOR's property and they are not to be used by the COMMISSION on any other Project.

15.05 Damage to Property. CONTRACTOR shall not have any liability for loss or damage to property owned or leased or otherwise in the possession, control or custody of the CORPORATION or the COMMISSION, that is wrongly or incorrectly on the premises of the Project, unless such damage is caused solely or partially by CONTRACTOR's fault or negligence, in which case CONTRACTOR shall be liable for only the portion so caused.

15.06 Consequential Damages. Neither party hereto shall be liable to the other party for consequential loss or damage, including but not limited to, loss of use, loss of profit, loss of revenue, debt service or rental payments, and each party hereby, to the extent allowed by law, releases the other and such subcontractors, suppliers and vendors therefrom.

15.07 Financing Authorization. The use of tax exempt financing through the issuance of certificates of participation or other tax exempt financing methods approved by the COMMISSION is hereby authorized. Such issuance shall be in substantially the form of the Lease Agreement with the Option to Purchase between the CORPORATION and the COMMISSION dated as of December 01, 1995 and the Trust Agreement by and among the TRUSTEE, the CORPORATION and the COMMISSION, dated as of December 01, 1995, which documents are hereby incorporated herein and made a part hereof by reference, which are hereby approved, subject to such changes, insertions and omissions and such filling of blanks therein a be approved in a manner consistent with the provisions of the resolution approving the Construction Contract and made a part hereof and such other documentation as shall be approved by the COMMISSION.

It is expressly understood and agreed that CONTRACTOR and not the COMMISSION shall obtain the financing required to design and construct the Project and the COMMISSION shall cooperate to the extent needed in order to facilitate the financing.

It is expressly understood and agreed that neither the State of Florida nor the COMMISSION nor any other agency of the State shall be obligated for any lease purchase payments that exceed the amount of the current annual appropriation.

15.08      Statutory Requirements.  This contract shall be subject to F.S.
225.2502 and 255.2503.

                                  ARTICLES XVI
                                 MISCELLANEOUS

16.01 Counterparts. This Contract may be executed in any number of counterparts and by the different parties hereto on separate counterparts.

16.02 Headings. The headings used herein are for convenience of reference only and shall not constitute a part hereof or affect the construction or interpretation hereof.

16.03 Severability. If any clause, provision, or section hereof be held illegal, invalid, or unenforceable by any court, the illegality, invalidity, or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions, or sections hereof, and this Contract shall be construed and enforced as if such illegal, invalid, or unenforceable clause, provisions or section had not been contained herein.

16.04 Trustee. TRUSTEE shall have no obligation, liability or responsibility hereunder, its only obligations being set forth in the Indenture, and to make disbursements as directed under the Indenture, and TRUSTEE shall be fully protected and shall incur no obligation, liability or responsibility hereunder in making payments as directed under the Indenture.

16.05 Assignment. The CORPORATION shall assign to the TRUSTEE, for the benefit of the Certificate holders and in order to subject such rights to the Trust Estate created by the Indenture, all its rights, but not its obligations, hereunder, to the extent necessary to accomplish the purposes and intents of the Indenture and the Related Documents. CONTRACTOR shall not assign any portion of this Contract without the express prior written consent of the COMMISSION and such consent to assignment shall not be unreasonably withheld.

16.06 Waiver. No failure on the part of any party to exercise, and no delay in exercising, and no course of dealing with respect to any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided by law or in equity, except as expressly set forth herein.

16.07 Notices. All notices, certificates, requests, or other communications hereunder shall be sufficiently given and shall be deemed given when mailed by first class mail (except as otherwise specified herein), postage prepaid, addressed as follows:

TO CONTRACTOR:                    Esmor Correctional Services, Inc.
                                  1819 Main Street, Suite 1000
                                  Sarasota, Florida  34236

                                  Attn: James Slattery

TO THE CORPORATION:               Florida Correctional Finance Corporation
                                  4030 Esplanade Way, Suite 315
                                  Tallahassee, Florida   32399-0950

                                  Attn: President


TO THE COMMISSION:                Correctional Privatization Commission
                                  Office of the Executive Director
                                  Building 4030, Suite 315
                                  4050 Esplanade Way
                                  Tallahassee, Florida   32399-0950

                                  Attn: Executive Director


Each party may, by notice given under this Section, designate any further or different addresses to which subsequent notices, certificates, requirement, or other communications shall be sent.

16.08 Amendment. This Contract shall not be amended except by written agreement by the parties hereto.

16.09 Governing Law. This contract shall be governed by the laws of the State of Florida and any suits for any Breach hereof shall be instituted and maintained in any court of competent jurisdiction.

16.10 Terminology. All personal pronouns used herein whether used in the masculine, feminine, or neuter gender, shall include the singular.

16.11 Integration. This Contract, together with all of the Contract Documents, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior agreements, commitments, representations, writings, negotiations, and discussions between them.

16.12 Inspection. CONTRACTOR acknowledges that had an adequate opportunity to inspect the Plans and Specifications, all legal requirements applicable to the construction of the Project and the visible appearance of the site upon which the Project will be constructed. CONTRACTOR has not relied upon any information, representations, or warranties furnished to CONTRACTOR by the CORPORATION or the COMMISSION except as specifically set forth in this Contract and the Request for Proposals issued by the COMMISSION for the design, construction, financing and operation of up to three (3) 350-bed Youthful Offender facilities.

16.13 Annual Appropriation. The State of Florida's performance and obligation to pay under this contract is contingent upon an annual appropriation by the Legislature.

16.14 Public Records. This contract may be unilaterally cancelled by the COMMISSION for refusal by the CONTRACTOR to allow public access to all documents, papers, letters, or other material subject to the provisions of Chapter 119, F.S., and made or received by the CONTRACTOR in conjunction with the contract.

           IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed by its duly authorized representatives on the respective dates set for below.


ESMOR CORRECTIONAL SERVICES, INC.


DATE:   12/20/95                        BY: /s/ James F. Slattery
       -----------                          ---------------------------
                                            James F. Slattery
                                            ---------------------------
                                            Its  President
                                                 ----------------------


(Corporate Seal)                        ATTEST: /s/ Wendy Donaldson
                                                -----------------------
                                                Wendy Donaldson
                                                -----------------------
                                                Its Pres. Assistant
                                                    -------------------

CORRECTIONAL PRIVATIZATION COMMISSION


DATE: December 1, 1995                  BY: /s/ Joel J. Freedman
      ----------------                      ---------------------------
                                            Joel J. Freedman
                                            Its Chairperson


                                        ATTEST: /s/ C. Mark Hodges
                                                -----------------------
                                                C. Mark Hodges
                                                Its Executive Director


FLORIDA CORRECTIONAL FINANCE CORPORATION


DATE: December 1, 1995                  BY: /s/ C. Mark Hodges
      ----------------                      ---------------------------
                                            Its President


(Corporate Seal)                        ATTEST: /s/ Joel J. Freedman
                                                -----------------------
                                                Its Assistant Secretary
                                                    -------------------